                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                              INHALE THERAPEUTIC SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                        INHALE THERAPEUTIC SYSTEMS, INC.
                              150 INDUSTRIAL ROAD
                              SAN CARLOS, CA 94070

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 1999

                            ------------------------

TO THE STOCKHOLDERS OF INHALE THERAPEUTICS SYSTEMS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INHALE THERAPEUTIC SYSTEMS, INC., a Delaware corporation (the "Company"), will be held on June 8, 1999 at 10:00 A.M. local time at the Company's executive office located at 150 Industrial Road, San Carlos, California 94070 for the following purposes:

    (1) To elect two directors to hold office until the 2002 Annual Meeting of Stockholders.

    (2) To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

    (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on April 23, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ STEPHEN L. HURST

                                          STEPHEN L. HURST
                                          SECRETARY

San Carlos, California
May 3, 1999

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                        INHALE THERAPEUTIC SYSTEMS, INC.
                              150 INDUSTRIAL ROAD
                              SAN CARLOS, CA 94070

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 8, 1999

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Inhale Therapeutic Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 8, 1999, at 10:00 A.M. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's executive office located at 150 Industrial Road, San Carlos, California 94070. The Company intends to mail this proxy statement and accompanying proxy card on or about May 3, 1999, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on April 23, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 23, 1999 the Company had outstanding and entitled to vote 16,941,154 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's executive office,

150 Industrial Road, San Carlos, California 94070, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than February 19, 2000 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of seven members. There are two directors in the class whose term of office expires in 1999. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2002 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

    Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING

    AJIT S. GILL has served as President since April 1999, as Co-Chief Executive Officer since August 1998 and as a Director since April 1998. Mr. Gill also served as the Company's Chief Financial Officer from January 1993 to October 1996 and as Chief Operating Officer from October 1996 to August 1998. Before joining Inhale, Mr. Gill was Vice President and General Manager of Kodak's Interactive Systems divisions. Mr. Gill has served as Chief Financial Officer for TRW-Fujitsu, Director of Business Development for Visicorp, and as a start-up President for three high technology companies. He completed a BTech at the Indian Institute of Technology, an MS in Electrical Engineering from the University of Nebraska, and holds an M.B.A. from the University of Western Ontario.

    MELVIN PERELMAN, PH.D. has been a Director of the Company since January 1996. Dr. Perelman spent 36 years at Eli Lilly and Company, most recently as Executive Vice-President and President of Lilly Research Laboratories, a position, which he held from 1986 until his retirement in 1993. Dr. Perelman served as President of Lilly International from 1976 until 1986. He was a member of the Board of Directors of Eli Lilly and Company from 1976 until 1993. Dr. Perelman is a member of the Board of Directors of Cinergy, Inc., DataChem, Inc., Immusol, Inc. and of The Immune Response Corporation.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL 2000 ANNUAL MEETING

    ROBERT B. CHESS has been Chairman of the Board of Directors of the Company since April 1999 and has served as Co-Chief Executive Officer of the Company since August 1998 and as a Director of the Company since May 1992. From December 1991 to August 1998, Mr. Chess served as the President and from May 1992 to August 1998 Mr. Chess served as the Chief Executive Officer of the Company. Mr. Chess was also elected a Director of the Company in May 1992. From September 1990 until October 1991, he was an Associate Deputy Director in the White House Office of Policy Development. In March 1987, Mr. Chess co-founded Penederm Incorporated ("Penederm"), a topical dermatological drug delivery company, and served as its President until February 1989. He left Penederm in October 1989. Prior to co-founding Penederm, Mr. Chess held management positions at Intel Corp., a semiconductor manufacturer, and Metaphor, a computer software company (acquired by International Business Machines). Mr. Chess holds a B.S. in Engineering from the California Institute of Technology and a M.B.A. from the Harvard Business School.

    MARK J. GABRIELSON has been a Director of the Company since May 1992. Since January 1991 he has been a general partner of Prince Ventures, L.P., a venture capital management firm that serves as the general partner of Prince Venture Partners III, L.P. ("Prince"). In addition, Mr. Gabrielson is the Chairman of Ontyx, Inc., Proliance Pharmaceuticals, Inc. and Xylos, Inc., all private companies. Prior to joining Prince, Mr. Gabrielson served in a variety of marketing and business positions with SmithKline Beecham plc since July 1978.

    JAMES B. GLAVIN has been a Director of the Company since May 1993. Mr. Glavin is Chairman of the Board of The Immune Response Corporation, a biotechnology company. He was President and Chief Executive Officer of The Immune Response Corporation from 1987 until September 1994. From 1987 to 1990, Mr. Glavin served as Chairman of the Board of Smith Laboratories, Inc. and was President and Chief Executive Officer from 1985 to 1989. From 1985 to 1987, he was a partner in CH Ventures, a venture capital firm. From 1983 to 1985, he served as Chairman of the Board of Genetic Systems Corporation, a biotechnology firm, and as its President and Chief Executive Officer from 1981 to 1983. Mr. Glavin is a director of The Meridian Fund and Gish Biomedical, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL 2001 ANNUAL MEETING

    JOHN S. PATTON, PH.D., a co-founder of Inhale, has been Vice President of Research since December 1991 and a Director of the Company since July 1990. He served as President of the Company from its incorporation in July 1990 to December 1991. From 1985 to 1990, Dr. Patton was a Project Team Leader with Genentech, Inc., a biotechnology company, where he headed their non-invasive drug delivery activities. Dr. Patton was on the faculty of the Marine Science and Microbiology Departments at the University of Georgia from 1979 through 1985, where he was granted tenure in 1984. Dr. Patton received a B.S. in Zoology and Biochemistry from Pennsylvania State University, an M.S. from the University of Rhode Island, a Ph.D. in Biology from the University of California, San Diego and received post doctorate fellowships from Harvard Medical School and the University of Lund, Sweden, both in biomedicine.

    IRWIN LERNER has been a director of the Company since April 1999. From September 1995 until present, Mr. Lerner has served on the Board of Medarex Inc., a monoclonal antibodies products company and became Chairman of the Board in May 1997. Mr. Lerner served as the Chairman of the Board of Sequana Therapeutics, Inc., a biotechnology company, ("Sequana") from May 1995 until Sequana merged with Arris Pharmaceuticals Inc., a pharmaceutical company, to form Axys Pharmaceuticals Inc. ("Axys") in January 1998 and has served on the Board of Axys since then. Mr. Lerner served as Chairman of the Board of Directors and of the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and from 1980 through December 1992, also served as President and Chief Executive Officer. Mr. Lerner served for 12 years on the Board of the Pharmaceutical Manufacturers' Association ("PhRMA"), where he chaired the Association's FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently Distinguished Executive-in-Residence at Rutgers University Graduate School of Management. Mr. Lerner is also a director of Public Service Enterprise Group Incorporated, a diversified public utility holding company, Humana Inc., a health care company, Covance, Inc., a contract drug development company, and V.I. Technologies, Inc., a blood products company.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1998 the Board of Directors held seven meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Perelman and Glavin. It met once during the fiscal year ended December 31, 1998.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. Gabrielson and Glavin. It met three times during the fiscal year ended December 31, 1998.

    During the fiscal year ended December 31, 1998, each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he then served.

                                  PROPOSAL TWO
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL TWO.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 1, 1999 by: (i) each director; (ii) each of the Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its Common Stock.

                                                                                       BENEFICIAL OWNER(1)
                                                                              --------------------------------------
                          BENEFICIAL OWNERSHIP(1)                             NUMBER OF SHARES   PERCENT OF TOTAL(2)
----------------------------------------------------------------------------  -----------------  -------------------
T. Rowe Price Associates, Inc.(3) ..........................................       1,819,123              10.74%
  100 East Pratt Street
  Baltimore, MD 21202

Franklin Resources Inc.(4) .................................................       1,522,650               8.99%
  777 Mariners Island Boulevard
  San Mateo, CA 94404

Baxter International Inc. & Subsidiaries Pension Trust .....................       1,335,897               7.89%
  One Baxter Parkway
  Deerfield, IL 60015

Capital Research and Management Company(5) .................................       1,200,000               7.08%
  333 South Hope Street, 55th Floor
  Los Angeles, CA 90071

John S. Patton(6)...........................................................         381,710               2.25%

Robert B. Chess(7)..........................................................         372,132               2.20%

Robert M. Platz(8)..........................................................         281,149               1.66%

Mark J. Gabrielson(9).......................................................         241,177               1.42%

Ajit S. Gill(10)............................................................         206,034               1.21%

James B. Glavin(11).........................................................          64,132                  *

Stephen L. Hurst(12)........................................................          26,149                  *

Melvin Perelman(13).........................................................          25,133                  *

Irwin Lerner(14)............................................................              --                  *

All directors and executive officers as a group (9 persons)(15).............

------------------------

   * Less than 1%

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

 (2) Applicable percentages are based on 16,925,375 shares of Common Stock outstanding as of March 1, 1999, adjusted as required by rules promulgated by the SEC.

 (3) Based solely on information obtained from a filing with the SEC made on an amended Schedule 13G reporting such beneficial ownership as of February 12, 1999. T. Rowe Price Associates, Inc. ("T. Rowe Price Associates") is a registered investment adviser providing investment advisory services for T. Rowe Price New Horizons Fund, Inc. ("T. Rowe Price Fund"), a registered investment company sponsored by T. Rowe Price Associates. T. Rowe Price Associates has sole voting power over 530,423 of the shares and has sole dispository power over all of the shares. T. Rowe Price Fund has sole voting power over 852,550 of the shares.

 (4) Based solely on information obtained from a filing with the SEC made on an amended Schedule 13G reporting such beneficial ownership as of January 27, 1999. Franklin Resources, Inc. ("FRI") is the parent holding company of two registered investment advisers: Franklin Advisers, Inc. ("Franklin Advisers") and Franklin Management Inc. ("Franklin Management"), which provide investment advisory services for Franklin Small Cap Growth Fund, a series of Franklin Strategic Series, a registered investment company which holds the shares. Franklin Advisers has sole voting and dispositive power over 1,500,800 of the shares. Franklin Management has sole investment power over 21,850 of the shares. Charles B. Johnson and Rupert H. Johnson, Jr. (collectively, "Principal Shareholders") each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI, Franklin Advisers, Franklin Management and the Principal Shareholders disclaim any beneficial interest in the shares.

 (5) Includes 1,000,000 shares held by Capital Research and Management Company ("CRMC") on behalf of SMALLCAP World Fund, Inc. ("World Fund") and 200,000 shares held by CRMC on behalf of American Variable Insurance Series--Growth Fund, an affiliate of World Fund.

 (6) Includes 295,002 shares held by John S. Patton & Jamie S. Patton, Trustees, under the July 2, 1997 Patton Revocable Trust ("Patton Trust"). Also includes an aggregate of 999 shares held by Mr. Patton's three children. Also includes 85,709 shares issuable upon exercise of options exercisable within 60 days of March 1, 1999.

 (7) Includes 57,998 shares held as joint tenants with Mr. Chess' wife, Stacey Phillip Chess. Also includes 95,377 shares issuable upon exercise of options exercisable within 60 days of March 1, 1999.

 (8) Includes 68,144 shares issuable upon exercise of options exercisable within 60 days of March 1, 1999.

 (9) Includes 204,044 shares held by Prince. Mr. Gabrielson is a general partner of the general partner of Prince. Mr. Gabrielson disclaims beneficial ownership of such shares except to the extent of his pro rata interest therein. Also includes 37,133 shares issuable upon the exercise of options exercisable within 60 days of March 1, 1999.

 (10) Includes 30,375 shares held by Ajit S. Gill & Ann C. Gill, Trustees, under agreement dated October 14, 1998 FBO Ajit S. Gill & Ann C. Gill ("Gill Trust"). Also includes 156,059 shares issuable upon exercise of options exercisable within 60 days of March 1, 1999

 (11) Includes 58,133 shares issuable upon exercise of options exercisable within 60 days of March 1, 1999.

 (12) Includes 10,781 shares held as joint tenants with Mr. Hurst's wife, Antonia Althea Hurst. Also includes 15,368 shares issuable upon exercise of options exercisable within 60 days of March 1, 1999.

 (13) All shares issuable upon exercise of options exercisable within 60 days of March 1, 1999.

 (14) Mr. Lerner was appointed to the Board of Directors April 27, 1999. Upon his election as a director, Mr. Lerner was granted options to purchase 20,000 shares of the Company's common stock under the terms of the 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan").

 (15) Includes 295,002 shares held by Patton Trust and an aggregate of 999 shares held by Mr. Patton's children, as described in footnote 6. Includes 57,998 shares held by Mr. Chess as joint tenants with Mrs. Chess, as described in footnote 7. Includes 204,044 shares held by Prince (Mark Gabrielson) as described in footnote 9. Includes 30,375 shares held by Gill Trust, as described in footnote 10. Includes 10,781 shares held by Mr. Hurst as joint tenants with Mrs. Hurst as described in footnote 12. Also includes 541,056 shares issuable upon exercise of outstanding options exercisable within 60 days of March 1, 1999. See footnotes 6 through 13.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    For the fiscal year ended December 31, 1998, each non-employee director of the Company received $12,500 of cash compensation from the Company payable quarterly. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

    Each member of the Company's Board of Directors who is not an employee of the Company is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 30,000 shares of Common Stock of the Company for each three year term to which he or she is elected. The non-employee directors who began with a one or a two-year term when the Company first instituted the classified board were granted 10,000 and 20,000 shares of Common Stock, respectively. Vesting is monthly over the period of the term being served. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Option grants under the Directors' Plan are non-discretionary. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction. Options to purchase an aggregate of 130,200 shares of Common Stock have been granted to all Non-Employee Directors of the Company to date under the Directors Plan, 6,000 of which have been exercised to date. Options to purchase an aggregate of 1,307,513 shares of Common Stock have been granted to Directors who are employees of the Company as of March 1, 1999 under the Company's 1994 Equity Incentive Plan, as amended (the "Equity Incentive Plan"), 495,012 of which have been exercised to date.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years ended December 31, 1998, 1997 and 1996, compensation awarded or paid to, or earned by, the Company's Co-Chief Executive Officers and its other three most highly compensated executive officers at December 31, 1998 (the "Named Executive Officers"(1)):

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION                         SECURITIES
                                                     ---------------------------------  UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR       SALARY      BONUS       OPTIONS     COMPENSATION(2)
---------------------------------------------------  ---------  ----------  ----------  -----------  -----------------
Robert B. Chess....................................       1998  $  201,183  $   78,859      50,000       $     709
  Chairman of the Board and                               1997     195,666     136,763      15,900             510
  Co-Chief Executive Officer                              1996     183,936      72,986      28,000             330

Ajit S. Gill.......................................       1998     201,176      78,859      50,000           1,945
  President and Co-Chief                                  1997     194,155      51,757      54,600             870
  Executive Officer                                       1996     170,012      53,061      33,000             870

John S. Patton.....................................       1998     159,887      61,264      70,000           1,523
  Vice President, Research                                1997     150,119      32,344       7,500           1,440
                                                          1996     138,020      39,158      29,000           1,367

Stephen L. Hurst...................................       1998     160,333      54,054      39,000             461
  General Counsel                                         1997     156,682      27,098      25,400             510
                                                          1996     146,529      33,264       9,000             510

Robert M. Platz....................................       1998     145,374      36,345      19,900             838
  Vice President, Technology                              1997     140,797      24,651       5,400             850
                                                          1996     135,089      30,645       9,000             805

------------------------

(1) The Named Executive Officers include all the executive officers of the Company.

(2) Amounts represent life insurance premiums paid by the Company.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers under the Equity Incentive Plan. As of March 1, 1999, options to purchase a total of 2,722,263 shares were outstanding under the Equity Incentive Plan and options to purchase 989,827 shares remained available for grant thereunder.

    The following tables show for the fiscal year ended December 31, 1998, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE
                                                           PERCENTAGE OF                            VALUE AT ASSUMED ANNUAL
                                               NUMBER OF   TOTAL OPTIONS                              RATES OF STOCK PRICE
                                              SECURITIES    GRANTED TO                              APPRECIATION FOR OPTION
                                              UNDERLYING   EMPLOYEES IN   EXERCISE OR                       TERM (2)
                                                OPTIONS     FISCAL YEAR   BASE PRICE   EXPIRATION   ------------------------
NAME                                            GRANTED         (1)        ($/SHARE)      DATE          5%          10%
--------------------------------------------  -----------  -------------  -----------  -----------  ----------  ------------
Robert B. Chess.............................      15,000(3)        1.40%   $  29.250     08/18/08   $  242,332  $    645,759
                                                  35,000(4)        3.27       29.250     08/18/08      565,440     1,506,770

Ajit S. Gill................................      15,000(3)        1.40       29.250     08/18/08      242,332       645,769
                                                  35,000(5)        3.27       29.250     08/18/08      565,440     1,506,770

John S. Patton..............................      50,000(6)        4.68       27.625     08/18/08      889,022     2,233,779
                                                   6,000(3)        0.56       29.250     08/18/08       96,933       258,303
                                                  14,000(7)        1.31       29.250     08/18/08      222,176       602,708

Stephen L. Hurst............................       4,000(8)        0.37       29.250     01/21/08       73,581       186,468
                                                  15,000(3)        1.40       29.250     01/21/08      275,928       699,255
                                                  20,000(6)        1.87       27.625     08/18/08      355,609       893,511

Robert M. Platz.............................       4,900(9)        0.46       29.250     01/21/08       90,136       228,423
                                                  15,000(6)        1.40       27.875     08/18/08      266,707       670,134

------------------------

(1) Based on an aggregate of 1,069,350 options granted to employees and consultants to the Company in 1998, including the Named Executive Officers.

(2) The potential realizable value is based on the term of the option at the time of grant (ten years). Assumed stock price appreciation of 5% and 10% is used pursuant to rules promulgated by the SEC. The potential realizable value is calculated by assuming that the market price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(3) This option vests monthly over 5 years commencing in February 1998.

(4) This option vests monthly over 1 year commencing in November 2002.

(5) This option vests monthly over 1 year commencing in May 2002.

(6) This option vests monthly over 5 years commencing in August 1998.

(7) This option vests monthly over 1 year commencing in April 2002.

(8) This option vests monthly over 1 year commencing in March 2002.

(9) This option vests monthly over 1 year commencing in August 2002.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                      AND DECEMBER 31, 1998 OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                              OPTIONS AT DECEMBER 31,     IN-THE- MONEY OPTIONS AT
                                     SHARES                           1998(2)               DECEMBER 31, 1998(3)
                                   ACQUIRED ON     VALUE     --------------------------  ---------------------------
NAME                                EXERCISE    REALIZED(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------  -----------  -----------  -----------  -------------  ------------  -------------
Robert B. Chess..................      34,255    $ 959,014       90,858        125,386   $  2,352,956   $ 1,863,369

Ajit S. Gill.....................          --           --      144,818        126,660      4,008,829     1,776,328

John S. Patton...................          --           --       80,191        100,586      2,075,731     1,071,965

Stephen L. Hurst.................      11,163      225,608        9,002         83,816        147,920     1,082,958

Robert M. Platz..................          --           --       66,571         43,806      1,825,512       632,722

------------------------

(1) Based on the fair market value of the Company's Common Stock on the exercise date, minus the exercise price, multiplied by the number of shares exercised.

(2) On January 18, 1995, the Board amended the provisions of the options held by the Named Executive Officers to provide that upon a change-in control of the Company the vesting of all outstanding options held by such persons would be accelerated by two years.

(3) Based on the fair market value of the Company's Common Stock as of December 31, 1998 ($33.00 per share), minus the exercise price, multiplied by the number of shares underlying the options.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

    The Board has delegated to the Compensation Committee of the Board (the "Committee") the authority to establish and administer the Company's compensation programs. The Committee is comprised of two non-employee directors:
Messrs. Gabrielson and Glavin. The Committee is responsible for: (i) determining the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with stockholders' interests; (ii) administering the Company's executive compensation plans, programs and policies;
(iii) monitoring corporate performance and its relationship to compensation of executive offers; and (iv) making appropriate recommendations concerning matters of executive compensation.

COMPENSATION PHILOSOPHY

    The primary goals of the compensation program are to align compensation with the attainment of key business objectives and to enable the Company to attract, retain and reward capable executives who can contribute to the continued success of the Company. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. Four key goals form the basis for compensation decisions for all employees of the
Company:

    1. To attract and retain the most highly qualified management and employee team;

    2. To emphasize sustained performance by aligning rewards with stockholder interests, especially through the use of equity participation programs;

------------------------

(1) The material in this report is not "soliciting material" and is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

    3. To pay competitively compared to similar drug delivery and biopharmaceutical companies and to provide appropriate reward opportunities for achieving high levels of performance compared to similar organizations in the marketplace; and

    4. To motivate executives and employees to achieve the Company's annual and long-term business goals and encourage behavior toward the fulfillment of those objectives.

    To meet these goals, the Committee has adopted a mix among the compensation elements of salary, stock options and bonuses with a bias towards stock options.

BASE SALARY

    The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with drug delivery and biopharmaceutical companies in comparable stages of development. Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries below the competitive industry median. Base salary levels are established on an annual review of marketplace competitiveness with similar pharmaceutical and drug delivery companies and on the basis of individual performance. Periodic increases in base salary are the result of individual contributions evaluated against established performance objectives, relative success toward achieving the Company's annual and long-term business goals, length of service with the Company and an annual salary survey of comparable companies in Inhale's industry. Base salaries for executives were increased for fiscal 1998 but remain below the industry median. In 1998, the Company continued the variable compensation program implemented in 1996 for all employees, including all executive officers, which provides that a portion of base salary is variable based on certain qualitative and quantitative criteria for both the Company and each employee.

STOCK OPTIONS

    The option plans offered by the Company have been established to provide all executive officers of the Company with an opportunity to share, along with the stockholders of the Company, in the long-term performance of the Company. The Committee strongly believes that a goal of the compensation program should be to provide key employees who have significant responsibility for the management, growth and future success of the Company with an opportunity to increase their ownership of the Company and potentially gain financially from Company stock price increases. The interests of stockholders, executives and employees should thereby be closely aligned. Executives and employees are eligible to receive stock options generally not more often than once a year, giving them the right to purchase shares of Common Stock of the Company in the future at a price equal to fair market value at the date of grant. All grants must be exercised according to the provisions of the Company's stock option plans. All outstanding options expire ten years from the date of grant.

    As the base salaries for executive officers of the Company are in the lower range for comparable companies, the Company has used stock options as the primary incentive to attract and retain its executive officers. Option amounts are based on salary grade within the Company and overall Company and individual performance. After considering the criteria relating to awarding stock options, the Committee determined that all executive officers, including the Co-Chief Executive Officers, would receive option grants in fiscal 1998. The options granted to executive officers in fiscal 1998 include options with standard five-year vesting commencing upon the date of grant, as well as "evergreen" options, which typically vest over a twelve month period commencing upon the date previously granted options become fully vested.

    Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year, which is subject to the deduction limit will exceed

$1 million. However, the Committee has determined that stock awards granted under the Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."

BONUSES

    Bonus awards are another component of the compensation program. Bonuses, if any, are both linked to the achievement of specified corporate goals, which is determined at the discretion of the Committee. Corporate performance goals on which 1998 bonuses were based were: the successful signing of new collaborative partners and convening existing collaborative partners with feasibility agreements to long-term development agreements; advancing the delivery system technology by improving the performance and efficiency of the inhalation device, the powder processing and the powder filling; and improving the Company's liquidity by obtaining funding from corporate partners and from the sale of securities. In January 1999, the Committee reviewed the Company's 1998 corporate performance goals and determined that most of the goals had been achieved. Based on such achievement, the Committee awarded bonuses for 1998 for all executive officers.

CO-CEO COMPENSATION

    The total cash compensation paid to Messrs. Chess and Gill in 1998 is below the average for chief executive officers in the Company's industry comparative group. Under the Company's executive compensation program, the total compensation mix for senior executives emphasizes longer-term rewards in the form of stock options. In 1998, Messrs. Chess and Gill received option grants to purchase 50,000 shares each of the Company's Common Stock at the fair market value of the Common Stock on the date of grant. This grant was based on the same factors used in making grants to other executive officers. This grant was made to enhance retention and the overall competitiveness of the compensation package of Messrs. Chess and Gill and to strengthen the alignment of Messrs. Chess's and Gill's interests with those of the stockholders. For 1998, the Committee set a bonus of approximately 39% of salary for both Messrs. Chess's and Gill's bonuses based upon the achievement of virtually all of the corporate goals discussed above.

SUMMARY

    The Committee believes that the compensation of executives by the Company is appropriate and competitive with the compensation programs provided by other drug delivery and biopharmaceutical companies with which the Company competes for executives and employees. The Committee believes its compensation strategy, principles and practices result in a compensation program fled to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's stockholders.

                                          COMPENSATION COMMITTEE

                                          Mark J. Gabrielson
                                          James B. Glavin

COMPARISON OF STOCKHOLDER RETURN(1)

    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the CRSP Total Return Index for the Nasdaq Pharmaceutical Stocks(2) for the period commencing on May 2, 1994, and ending on December 31, 1998.

COMPARISON OF CUMULATIVE TOTAL RETURN FROM MAY 2, 1994(3), AND ENDING ON
  DECEMBER 31, 1998(4)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                     INHALE THERAPEUTIC SYSTEMS,
             NASDAQ US     NASDAQ PHARMACEUTICAL                 INC.
5/2/94               100                       100                             100
6/30/94               96                        90                              73
9/30/94              104                       101                             130
12/30/94             102                        95                             123
3/31/95              114                       103                             103
6/30/95              131                       119                             107
9/30/95              146                       149                             160
12/31/95             148                       174                             130
3/31/96              155                       181                             203
6/30/96              168                       176                             247
9/30/96              174                       180                             172
12/31/96             182                       174                             202
3/31/97              172                       129                             255
6/30/97              204                       136                             330
9/30/97              239                       151                             418
12/31/97             224                       133                             347
3/31/98              262                       149                             362
6/30/98              269                       140                             330
9/30/98              243                       140                             373
12/31/98             315                       192                             440

------------------------

(1) The material in this report is not "soliciting material" and is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

(2) The CRSP Total Return Index for the Nasdaq Stock Market and for the Nasdaq Stock Market Pharmaceutical Stocks are calculated by the Center for Research in Securities Prices (CRSP).

(3) For purposes of this presentation, the Company has assumed that its initial offering price of $7.50 per share would have been the closing sales price on May 2, 1994, the day prior to commencement of trading. The Company's initial public offering commenced on May 3, 1994 and the Company's 1998 fiscal year ended December 31, 1998.

(4) Assumes that $100.00 was invested on May 2, 1994, in the Company's Common Stock at the Company's initial offering price of $7.50 per share and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future shareholder returns.

                              CERTAIN TRANSACTIONS

    The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

    In addition, the Company's Certificate of Incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to

Delaware law, the Company's directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for (i) breach of the directors duty of loyalty to the corporation or its stockholders, (ii) acts or omissions, (iii) violating Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    In October 1998, the Company and Baxter agreed to amend their collaborative agreement to facilitate signing a new corporate partner to fund further development and commercialization of the undisclosed compound that has been their focus since April 1998. Baxter continues to provide development funding for this compound in preparation for Phase II trials while the two companies continue to seek the new partner. Baxter owns in excess of 5% of the Company's Common Stock.

OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order Of The Board Of Directors

                                          /s/ STEPHEN L. HURST

                                          Stephen L. Hurst
                                          SECRETARY

May 3, 1999

                         INHALE THERAPEUTIC SYSTEMS, INC.
                                      PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 8, 1999

     The undersigned hereby appoints ROBERT B. CHESS and AJIT S. GILL, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Inhale Therapeutic Systems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Inhale Therapeutic Systems, Inc. to be held at the Company's executive offices, 150 Industrial Road, San Carlos, California on Tuesday, June 8, 1999 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                                             Please mark
                                             your votes as   / X /
                                             indicated in
                                             this example


PROPOSAL 1: To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

/ / FOR all nominees listed below (except as marked to the contrary below).

/ / WITHHOLD AUTHORITY to vote for all nominees listed below.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

Nominees: Ajit S. Gill and Melvin Perelman, Ph.D.


To withhold authority to vote for any individual nominee(s), write such nominee(s)' name(s) below:

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


PROPOSAL 2: To ratify selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

      / / FOR                       / / AGAINST           / / ABSTAIN


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.


Signature(s)___________________________________________  Dated ________ , 1999

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


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